Exhibit 2.2
Jill Acquisition LLC
c/o Golden Gate Private Equity, Inc.
One Embarcadero Center
39th Floor
San Francisco, California 94111
September 30, 2009
The Talbots, Inc.
One Talbots Drive
Hingham, Massachusetts 02043
Attention: General Counsel
Telecopy: (914) 934-9136
Dear Sir or Madam:
     We refer to that certain Asset Purchase Agreement, dated as of June 7, 2009, as amended July 2, 2009 (the “Agreement”), by and among The Talbots, Inc., a Delaware corporation (“Parent”), The Talbots Group, Limited Partnership, a Massachusetts limited partnership (“TGLP”), J. Jill, LLC, a New Hampshire limited liability company (“J. Jill”), and Birch Pond Realty Corporation, a Delaware corporation ( “Birch Pond” and, together with TGLP, J. Jill and Parent, each a “Seller” and, collectively, the “Sellers”), and Jill Acquisition LLC, a Delaware limited liability company (“Buyer”). Capitalized terms used in this letter agreement without definition shall have the respective meanings ascribed thereto in the Agreement.
     Each of the Sellers and Buyer agree that Section 2.4(a) of the Agreement is hereby amended by deleting the words “ninety (90) days” in the first sentence of such section and inserting in lieu thereof the words “one hundred twenty (120) days”.
     Each of the Sellers and Buyer agree that Section 6.2 of the Agreement is hereby amended by deleting the words “one hundred twenty (120) days” in the first sentence of such section and inserting in lieu thereof the words “one hundred fifty (150) days”.
     Except as expressly provided herein, this letter agreement shall not constitute an amendment, modification or waiver of any provision of the Agreement, which shall continue and remain in full force and effect in accordance with its terms (as amended by this letter agreement).
     This letter agreement shall be governed by and construed under the Laws of the State of New York (without regard to the conflict of law principles thereof).
     This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall , for all purposes, be deemed originals,

Sincerely, JILL ACQUISITION LLC
By:	/s/ David Biese
	Name:	David Biese
	Title:	CFO

Accepted and agreed to as of the date first above-written:
THE TALBOTS, INC.

By:	/s/ Michael Scarpa
	Name:	Michael Scarpa
	Title:	COO & CFO

THE TALBOTS GROUP, LIMITED PARTNERSHIP
By:	/s/ Michael Scarpa
	Name:	Michael Scarpa
	Title:	COO & CFO

J. JILL, LLC
By:	/s/ Michael Scarpa
	Name:	Michael Scarpa
	Title:	COO & CFO

BIRCH POND REALTY CORPORATION
By:	/s/ Michael Scarpa
	Name:	Michael Scarpa
	Title:	President

cc:	Dewey & LeBoeuf LLP 1301 Avenue of the Americas New York, New York 10019 Attention: Morton A. Pierce, Esq. Chang-Do Gong, Esq. Telecopy: (212) 259-6333

Day Pitney LLP
200 Campus Drive
Florham Park, New Jersey 07932
Attention: Warren J. Casey, Esq.
Telecopy: (973) 966-1015
Kirkland & Ellis LLP
555 California Street
San Francisco, California 94104
Attention: Mikaal Shoaib, Esq.
                 Nathan Shinn, Esq.
Telecopy: 415-439-1500